We have issued our report dated August 5, 1998, accompanying the financial statements and schedules of BioShield Technologies, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP


Atlanta, Georgia
September 17, 1998